STOCK PURCHASE AGREEMENT
between
CONSUMERS POWER COMPANY
and
U.S. ENERGY CORP.

TABLE OF CONTENTS
                                                             PAGE

1. DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . .2

2.   THE TRANSACTIONS  . . . . . . . . . . . . . . . . . . . .  8
     (a)  Sale and Purchase of Stock of the Company; Repayment
          of Intercompany Obligations  . . . . . . . . . . . . .8

     (b)  Stock Purchase Price . . . . . . . . . . . . . . . . .8

     (c)  Certain Outstanding Obligations  . . . . . . . . . . .8
     (d)  Agency Agreement   . . . . . . . . . . . . . . . . . .8

3. REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . 8
     (a)  Organization and Standing of Seller . . . . . . . . . 9
     (b)  Authorization of Transaction . . . . . . . . . . . . .9
     (c)  Noncontravention   . . . . . . . . . . . . . . . . . .9
     (d)  Organization, Standing, Power and Qualification of
          Company and  Canyon  . . . . . . . . . . . . . . . . .9

     (e)  Company Capitalization   . . . . . . . . . . . . . . 10
     (f)  Canyon Capitalization  . . . . . . . . . . . . . . . 10
     (g)  Financial Statements   . . . . . . . . . . . . . . . 10
     (h)  Absence of Specified Changes   . . . . . . . . . . . 11
     (i)  Contracts  . . . . . . . . . . . . . . . . . . . . . 11
     (j)  Taxes  . . . . . . . . . . . . . . . . . . . . . . . 11
     (k)  Real Property, Leases; Equipment; Etc  . . . . . . . 12
     (l)  Rights Under Licenses; Software                      13
     (m)  Existing Employment Contracts and Benefits . . . . . 14
     (n)  Labor Relations  . . . . . . . . . . . . . . . . . . 15
     (o)  Insurance Policies   . . . . . . . . . . . . . . . . 15
     (p)  Compliance With Laws   . . . . . . . . . . . . . . . 16
     (q)  Litigation; Investigations   . . . . . . . . . . . . 16
     (r)  Brokers' Fees  . . . . . . . . . . . . . . . . . . . 16
     (s)  Governmental Consents  . . . . . . . . . . . . . . . 16
     (t)  Absence of Certain Practices . . . . . . . . . . . . 17
     (u)  Licenses   . . . . . . . . . . . . . . . . . . . . . 17
     (v)  Directors, Officers and Employees  . . . . . . . . . 17
     (w)  Membership in Consolidated Tax Group . . . . . . . . 17

4.   REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . 17
     (a)  Organization, Standing of Buyer  . . . . . . . . . . 18
     (b)  Authorization of Transaction   . . . . . . . . . . . 18
     (c)  Noncontravention   . . . . . . . . . . . . . . . . . 18
     (d)  Governmental Consents  . . . . . . . . . . . . . . . 18
     (e)  Investment Intent of Buyer   . . . . . . . . . . . . 19
     (f)  Brokers' Fees  . . . . . . . . . . . . . . . . . . . 19
     (g)  Financial Statements . . . . . . . . . . . . . . . . 19
     (h)  No Material Adverse Change . . . . . . . . . . . . . 19

5.   CONDUCT AND TRANSACTIONS PRIOR TO CLOSING . . . . . . . . 19
     (a)  Buyer's Access to Information  . . . . . . . . . . . 19
     (b)  Conduct of Business in Normal Course . . . . . . . . 20
     (c)  Consent  . . . . . . . . . . . . . . . . . . . . . . 20
     (d)  Further Assurances . . . . . . . . . . . . . . . . . 20
     (e)  Resignations and Terminations  . . . . . . . . . . . 20
     (f)  Supplements to Exhibits  . . . . . . . . . . . . . . 21

6.   INFORMATION TO BE HELD IN CONFIDENCE  . . . . . . . . . . 21

7.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO
     PURCHASE THE STOCK  . . . . . . . . . . . . . . . . . . . 21
     (a)  Accuracy of Seller's Representations and Warranties  21
     (b)  Performance by Seller  . . . . . . . . . . . . . . . 21
     (c)  Governmental Authorizations; Consents  . . . . . . . 22
     (d)  Opinion of Seller's Counsel  . . . . . . . . . . . . 22
     (e)  No Order Preventing Transaction  . . . . . . . . . . 23
     (f)  Cash or Cash Equivalents . . . . . . . . . . . . . . 23

8.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO
     SELL THE STOCK  . . . . . . . . . . . . . . . . . . . . . 24
     (a)  Accuracy of Buyer's Representations and Warranties . 24
     (b)  Performance by Buyer   . . . . . . . . . . . . . . . 24
     (c)  Governmental Authorizations  . . . . . . . . . . . . 24
     (d)  Opinion of Buyer's Counsel . . . . . . . . . . . . . 24
     (e)  No Order Preventing Transaction  . . . . . . . . . . 25

9.   THE CLOSING   . . . . . . . . . . . . . . . . . . . . . . 25
     (a)  Time and Place   . . . . . . . . . . . . . . . . . . 25
     (b)  Deliveries at Closing by Seller  . . . . . . . . . . 25
     (c)  Deliveries at Closing by Buyer   . . . . . . . . . . 26
     (d)  Further Deliveries   . . . . . . . . . . . . . . . . 26

10.  SURVIVAL OF REPRESENTATIONS, WARRANTIES,
     COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . 26

11.  OBLIGATIONS AFTER THE CLOSING   . . . . . . . . . . . . . 27
     (a)  Tax Matters  . . . . . . . . . . . . . . . . . . . . 27
     (b)  Employment of Company Personnel and Employee Plans . 30
     (c)  Intercompany Services  . . . . . . . . . . . . . . . 31
     (d)  Further Assurances   . . . . . . . . . . . . . . . . 32
     (e)  Hazardous Substances   . . . . . . . . . . . . . . . 32

12.  TERMINATION   . . . . . . . . . . . . . . . . . . . . . . 33
     (a)  Right to Terminate   . . . . . . . . . . . . . . . . 33
     (b)Obligations to Cease   . . . . . . . . . . . . . . . . 34

13.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . 34
     (a)  Costs  . . . . . . . . . . . . . . . . . . . . . . . 34
     (b)  Headings . . . . . . . . . . . . . . . . . . . . . . 34
     (c)  Notices  . . . . . . . . . . . . . . . . . . . . . . 35
     (d)  Assignment and Delegation  . . . . . . . . . . . . . 35
     (e)  Binding Effect   . . . . . . . . . . . . . . . . . . 35
     (f)  Governing Law  . . . . . . . . . . . . . . . . . . . 35
     (g)  Entire Agreement   . . . . . . . . . . . . . . . . . 35
     (h)  Counterparts   . . . . . . . . . . . . . . . . . . . 36
     (i)  Severability   . . . . . . . . . . . . . . . . . . . 36
     (j)  No Prejudice . . . . . . . . . . . . . . . . . . . . 36
     (k)  Words in Singular and Plural Form  . . . . . . . . . 36
     (l)  Parties in Interest  . . . . . . . . . . . . . . . . 36
     (m)  Amendment and Modification   . . . . . . . . . . . . 36
     (n)  Waiver . . . . . . . . . . . . . . . . . . . . . . . 36

STOCK PURCHASE AGREEMENT

     THIS AGREEMENT is made as of the 30th day of June, 1993 between CONSUMERS POWER COMPANY, a Michigan corporation having its principal office at 212 West Michigan Avenue, Jackson, Michigan 49201 ("Seller") and U.S. ENERGY CORP., a Wyoming corporation having its principal office at 877 North 8th West, Riverton, Wyoming 82501 ("Buyer").
     WHEREAS, Seller owns all of the issued and outstanding capital stock of Plateau Resources Limited. a Utah corporation (the "Company"), and desires to sell and Buyer desires to purchase all of such capital stock of the Company; and
     WHEREAS, the Company's principal property is a uranium processing facility which is currently inactive due to the depressed market prices for uranium; and
     WHEREAS, the Company's uranium processing facility is subject to a Tax Benefit Transfer Agreement (the "TBT", as hereinafter defined) under which various liabilities can arise under certain circumstances; and
     WHEREAS, the Company is subject to various Environmental Laws (as hereinafter defined) and to various decommissioning and reclamation requirements relating to its uranium processing facility, under which it will be required to expend substantial sums; and
     WHEREAS, the Company is expending substantial sums as holding costs during the inactivity of its uranium processing facility; and
     WHEREAS, Seller desires to eliminate, insofar as possible, its exposure to the foregoing costs by selling all of the issued and outstanding capital stock of the Company, on the terms and conditions hereinafter set forth; and
     WHEREAS, Buyer is willing to assume the foregoing and other risks associated with ownership of the Company's capital stock, in the belief that the market for uranium will improve sufficiently for the Company to be operated profitably, and desires to purchase all of the issued and outstanding capital stock of the Company, on the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:
                         1. DEFINITIONS.
"Adjusted Grossed-up Basis" means the adjusted grossed-up basis of the Stock within the meaning of Treasury Regulation section 1.338(h)(10)-lT(e) and (f).

     "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.
     "Agency Agreement" means the agreement referred to in
Subsection 2(d).
     "Agreement" means this agreement, including the exhibits attached hereto and any material incorporated herein by reference.
     "Allocation" means the proper allocation of the Adjusted Grossed-up Basis among the assets of the Company in accordance with Code section 338(b)(5) and the Treasury Regulations promulgated thereunder.
     "Bank Rate" means the prime lending rate of NBD Bank, N.A. as in effect from time to time.
     "Buyer" has the meaning set forth in the preface above. "Buyer Financial Statements" means the Buyer's audited consolidated balance sheets and  statements of income and expense
for the fiscal years ended May 31,   1991 and May 31, 1992 and
for the first three quarters of the fiscal year ended May 31, 1993.
     "Canyon" means Canyon Homesteads, Inc., a Utah corporation that is a wholly-owned subsidiary of the Company.

     "Cash" means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Company Financial Statements.
     "Closing" means the consummation of the Stock Purchase, and includes the actions described in Section 9.
     "Closing Date" means the later of (i) August 11, 1993, or
(ii) the date which is three (3) business days after the receipt of the last required governmental approval for the Stock Purchase and the satisfaction or waiver of all other conditions to consummation of the Stock Purchase (other than conditions with respect to actions that Buyer and Seller will take at the Closing).
     "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     "Code" means the Internal Revenue Code of 1986, as amended. "Common Stock" means the common stock of the Company, which has no par value.
     "Company" means Plateau Resources Limited, a Utah corporation that is a wholly-owned subsidiary of Seller.
     "Company Financial Statements" means the unaudited consolidated balance sheets of the Company as at December 31, 1991 and December 31, 1992 and the related unaudited statements of income and expense for the years ended December 31, 1991 and December 31, 1992.
     "Confidentiality Agreement" means the Confidentiality Agreement between the Company and Buyer dated November 16, 1993.
     "Consent" means any registration, filing, application, notice, consent, permit, approval, Order, authorization, qualification or waiver required to be made, given or obtained by Seller, Buyer or the Company in order to consummate the Stock Purchase or effectuate the necessary transfer or renewal of any existing license, permit, approval or authorization in connection therewith.
     "Contract" means any contract, agreement, arrangement or other document to which the Company or Canyon is a party or by which it or any of its assets is bound, not entered into by the Company in the ordinary course of its business, under which the obligation of any party thereto exceeds $50,000 or which involves payments based on the profits or revenues of the Company or Canyon.
     "Election" means an election made under section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder so that the Stock Purchase shall be treated for tax purposes as a purchase and sale of the assets of the Company.
     "Employee Plan" means an employment contract, collective bargaining agreement, pension plan, welfare plan, termination, severance or lay-off plan or arrangement, bonus plan, stock option plan, health or disability or life insurance policy or benefit plan, vacation or sick-leave policy, or any other employee benefit plan or arrangement providing for remuneration or benefits to employees or terminated employees of the Company or Canyon, under which the Company or Canyon has liability.
     "Environmental Law" means any federal, state or local law, rule or regulation relating to pollution or protection of human health or the environment, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 43 USCA section 9601 et seq.; the Resource Conservation and Recovery Act, 41 USCA section 6901 et seq.; the Federal Safe Drinking Water Act, 42 USCA section 300f et seq.; the Federal Clean Air Act, 42 USCA section 7401 et seq.; the Federal Toxic Substances Control Act, 15 USCA section 2601 et seq. and the counterparts of such statutes enacted by state or local governments with jurisdiction over the Company or its assets.
     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
     "GAAP" means United States generally accepted accounting principles as in effect from time to time.
"    Hazardous Substance" means any substance defined or
identified as a pollutant, contaminant, hazardous substance, hazardous constituent, toxic substance, hazardous waste or hazardous material under any Environmental Law.
     "Income Tax" means any federal, state, local or foreign income tax, including any interest, penalty or addition thereto, whether disputed or not.
     "Independent Auditor" means an impartial certified public accounting firm of national standing that is neither Seller's Auditor nor a firm that provides audit services to Buyer, and is selected by mutual agreement of Seller and Buyer.
     "Interim Balance Sheet" means the unaudited consolidated balance sheet of the Company as of May 31, 1993.
     "IRS" means the Internal Revenue Service.
     "Knowledge" means actual knowledge without independent
investigation.   "Law" means any federal, state, local or foreign
law, rule, regulation or ordinance.
     "License" means any license, permit, consent, authorization or approval from a governmental authority having jurisdiction.
     "Multiemployer Plan" has the meaning ascribed to that term in ERISA section 4001(a)(3) as amended by the Multiemployer Pension Plan Amendments Act of 1980.
     "NLRB" means the National Labor Relations Board
     "Order" means any judgment, injunction, writ, decree or order of any court or governmental entity.
     "Pension Plan" means any Employee Plan that is an employee pension benefit plan, as defined in ERISA section 3(2), sponsored by the Company or to which the Company made, makes or is required to make contributions or which provides benefits to employees or terminated employees of the Company or Canyon.
     "RMB" means Rocky Mountain Bank F.S.B. of 2020 Carey Avenue, Cheyenne, WY 82003 or other bank acceptable to Seller and Buyer as a party to the Agency Agreement.
     "Seller" means Consumers Power Company, a Michigan corporation.
     "Seller's Auditor" means Arthur Andersen & Co.
     "Seller's Retirement Plans" means Seller's Pension Plan and any other retirement plans maintained by Seller for employees of Seller and its Affiliates.
     "Seller's Savings Plan" means Seller's Employees' Savings and Incentive Plan, as amended.
     "Significant Subsidiary" has the meaning ascribed to that term in Regulation S-X of the Securities Exchange Act of 1934, as amended.
     "Site Characterization Study" means the report of the site characterization study of the Company's properties prepared by ICF Kaiser Engineers, Inc. and dated May 15, 1992, a copy of which has been furnished to Buyer.
     "Stock" means all of the Common Stock issued and outstanding at the time of Closing.
     "Stock Purchase" means Buyer's purchase of the Stock from Seller at the Closing for the Stock Purchase Price in accordance with the terms of this Agreement.
     "Stock Purchase Price" means $100.00.
     "Subsidiary" means any corporation with respect to which a specified corporation or its subsidiary owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.
     "Survival Period" means the remaining portion of any applicable statutory period of limitation of actions.
     "Tax" means any federal, state, foreign or local tax of any kind, including any interest, penalty or addition thereto, whether disputed or not.
     "Tax Agreement" means the Agreement for the Allocation of Income Tax Liabilities and Benefits, dated as of January 1, 1990, as amended, among CMS Energy Corporation and the corporations, including the Company and Canyon, that are members of the consolidated group of which CMS Energy Corporation is the common parent.
     "Tax Lessor" means Northern States Power Company, or its successor under the TBT.
     "Tax Liability" means any loss, damage, liability or claim relating to or for a Tax.
     "Tax Return" means any return, report, form, declaration or other document or information required to be supplied to any governmental entity in connection with a Tax.
     "TBT" means the tax benefit transfer agreement between the Company and the Tax Lessor, dated July 1, 1982.
     "Welfare Plan" means any employee welfare benefit plan, as defined in ERISA section 3(1), sponsored by the Company or Canyon or as to which the Company or Canyon makes contributions or pays benefits or which provides benefits to employees or terminated employees of the Company or Canyon.

2. THE TRANSACTIONS.

     (a) Sale and Purchase of Stock of the Company: Repayment of Intercompany Obligations. Seller agrees to sell and Buyer agrees to purchase from Seller, the Stock, on the terms and subject to the conditions hereinafter set forth, for the Stock Purchase Price, payable as set forth herein.
     (b) Stock Purchase Price. In consideration for the Stock, Buyer agrees to pay to Seller at the Closing the Stock Purchase Price in immediately available funds.
     (c)  Certain Outstanding Obligations.
          (1) Immediately prior to the Closing, Seller will repay to the Company the principal and interest then accrued of the presently-outstanding loan to Seller by the Company. Such repayment may be in cash, stock of the Company, or any other medium permitted by the terms of the loan and by law, or any combination thereof.
          (2) Immediately prior to the Closing, Seller will cause the Company and Canyon to transfer to Seller all of their right, title and interest in and under the Tax Agreement. Such transfer may be in the form of a dividend, a redemption, or a partial liquidation.
     (d) Agency Agreement. At the Closing, Seller, the Company, Buyer and RMB shall enter into the Agency Agreement in the form attached hereto as Exhibit 2(d) and the Company shall deposit with RMB the funds required by the Agency Agreement to be so deposited.

3. REPRESENTATIONS AND WARRANTIES OF SELLER.
Seller hereby represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and, except as set forth in
Exhibit 3, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3).
     (a) Organization and Standing of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.
     (b) Authorization of Transaction. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Seller has been duly and validly authorized. This Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies.
     (c) Noncontravention. The execution and delivery of this Agreement do not, and the consummation of the transactions described herein will not (i) violate the Articles of Incorporation of Seller, the Company or Canyon, respectively, or the By-laws of Seller, the Company or Canyon, respectively, or
(ii) result in a material breach or default under any mortgage, deed of trust. indenture, note, bond, license, lease agreement or other instrument or obligation to which Seller, the Company or Canyon is a party or by which any of their respective properties or assets are bound, or (iii) subject to the receipt of the consents or approvals required as set forth on Exhibit 3(s), violate any Law or Order by which Seller, the Company or Canyon or any of their respective properties or assets are bound.
     (d) Organization. Standing. Power and Qualification of Company and Canyon. The Company and Canyon are corporations duly organized, validly existing and in good standing under the laws of the State of Utah. The Company is duly qualified and in good standing as a foreign corporation in the State of Michigan. The Company and Canyon have all the corporate powers necessary to own, lease and operate the assets and properties they now own, lease and operate and to carry on their businesses as now conducted. Except for the Company's ownership of Canyon stock, and except as set forth on Exhibit 3(d) hereto, neither the Company nor Canyon owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business trust or other entity. Seller has delivered to Buyer complete and accurate copies of the Articles of Incorporation and the By-laws of the Company and of Canyon, each as amended to the date hereof.
     (e) Company Capitalization. The authorized capital stock of the Company consists of 85,000 shares of the Common Stock, of which as of the date hereof 56,000 shares are issued and outstanding and owned beneficially and of record by Seller. The Common Stock is the only authorized class of capital stock of the Company. All of the issued and outstanding shares of the Common Stock in excess of the number of shares constituting the Stock will be reacquired and canceled by the Company prior to the Closing. All of the issued and outstanding shares of the Common Stock are validly issued, fully paid and nonassessable.
     (f) Canyon Capitalization. The authorized capital stock of Canyon consists of 20,000 shares of common stock, without par value, of which as of the date hereof 4,478 shares are issued and outstanding and owned beneficially and of record by the Company. All of the issued and outstanding shares of common stock of Canyon are validly issued, fully paid and nonassessable.
     (g) Financial Statements.
          (1) The Company Financial Statements are attached hereto as Exhibit 3(g)(1). Each of the consolidated balance sheets included in the Company Financial Statements fairly presents the financial position of the Company on a consolidated basis as of its date and the other statements included therein fairly present the results of operations for the periods therein set forth, in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise stated therein).
          (2) The Interim Balance Sheet is attached hereto as
Exhibit 3(g)(2). The Interim Balance Sheet fairly presents the financial position of the Company on a consolidated basis as of its date. The Interim Balance Sheet has been prepared in accordance with GAAP on a basis consistent with the Company Financial Statements.
     (h) Absence of Specified Changes. Except as disclosed in
Exhibit 3(h), since May 31, 1993 there has not been with respect to the Company any material adverse change in the financial position of the Company and Canyon, taken as a whole.
     (i) Contracts. Exhibit 3(i) lists all Contracts, each of which is in full force and effect. Neither Seller nor the Company nor Canyon has received notice of cancellation of or intent to cancel any of the Contracts. To the Knowledge of Seller, there exists no material event of default under any of the Contracts which would have a material adverse effect on the business, operations or condition (financial or otherwise) of the Company or Canyon.
     (j) Taxes.
          (1) Unless the same are being contested in good faith by appropriate proceedings, all Tax Returns, reports and declarations relating to the Company and its operations required to be filed with any governmental authority have been so filed, and all amounts shown thereon as due and payable have been paid.
          (2) Pursuant to the TBT, attached as Exhibit 3(j)(2), the Company sold its uranium processing facility and leased it back, for tax purposes only, under Code section 168(f). The TBT is in full force and effect and has not been further supplemented, amended or modified. To the Knowledge of Seller, there exists no material event of default under the TBT, and no "disqualifying event" or other event has occurred which has created in the Company or in Seller any liability for indemnification thereunder.
     (k) Real Property. Leases: Equipment: Etc.
          (1) The Company or Canyon owns the real property listed in Exhibit 3(k)(1)(a). Exhibit 3(k)(1)(b) lists each lease and sublease pursuant to which the Company or Canyon leases or sublets real property. Each of the leases and subleases listed on Exhibit 3(k)(1)(b) is in full force and effect and has not been further supplemented, amended or modified. To the Knowledge of Seller, there exists no material event of default under any of the leases or subleases on Exhibit 3(k)(1)(b). Neither Seller nor the Company nor Canyon has received any notice of any material event of default or any event, occurrence, condition or act, including but not limited to the execution and delivery of this Agreement and the consummation of the Stock Purchase, which constitutes or would constitute (with notice or lapse of time or both) a material event of default in any respect under any of the leases or subleases on Exhibit 3(k)(1)(b). To the Knowledge of Seller, the buildings, fixtures and improvements on the real property covered by the interests described in Exhibits 3(k)(1)(a) and 3(k)(1)(b), and the present uses thereof, comply in all material respects with all restrictive covenants, deeds and other restrictions and all zoning laws, ordinances and regulations of governmental or other authorities having jurisdiction thereof, including provisions relating to permissible nonconforming uses, if any, and such premises are not presently affected, nor to the Knowledge of Seller threatened, by any condemnation or eminent domain proceeding.
          (2) Exhibit 3(k)(2) lists all equipment and tangible personal property (including ore stockpiles) in the possession of the Company or Canyon, and identifies the ownership interests of others therein. Except as set forth in Exhibit 3(k)(2), all such equipment and tangible personal property are owned by the Company or Canyon, free and clear of all liens and encumbrances.
          (3) Exhibit 3(k)(3) lists all trade names, trademarks, service marks, patents and copyrights (including any pending applications for any of the foregoing) owned by the Company or Canyon, and all licenses and other agreements relating thereto. Unless specifically noted otherwise herein or in Exhibit 3(k)(3), the Company or Canyon owns or is licensed or otherwise has the right to use all trade names, trademarks, service marks, patents and copyrights necessary for their respective businesses as presently conducted and their use thereof does not, to the Knowledge of Seller, conflict with or infringe upon or otherwise violate any rights of others. Except as set forth in Exhibit 3(k)(3), no claim has been asserted by any person against Seller, the Company or Canyon with respect to the use of any trademark, trade name, service mark, patent, copyright, know-how or process used by the Company or Canyon challenging or questioning the validity or effectiveness of such use or any such license or agreement and to the Knowledge of Seller, there exists no valid basis for any such claim.
     (1) Rights Under Licenses: Software.
          (1) Exhibit 3(1)(1) lists all license agreements under which the Company or Canyon has obtained rights to use computer software programs or data owned by others. All such license agreements are in full force and effect, and to the Knowledge of Seller, there is no claim either that the Company, Canyon or any other party to such agreements is in material default thereof.
          (2) Except as set forth in Exhibit 3(1)(2), all software utilized by the Company and Canyon in the conduct of their respective businesses and which is not set forth on Exhibit 3(1)(1) is owned (or will be owned on the Closing Date) by, or is licensed to (or will be licensed to) the Company or Canyon, without any restrictions thereon.
     (m) Existing Employment Contracts and Benefits.
          (1) Exhibit 3(m)(1) lists all of the Employee Plans.
          (2) To the Knowledge of Seller, each Employee Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a material adverse effect on the financial condition of the Company and Canyon, taken as a whole.

          (3) All contributions which are due have been paid to each Pension Plan.
          (4) As of the last day of the most recent prior plan year, the market value of assets under each Pension Plan (other than any Multiemployer Plan) equaled or exceeded the present value of liabilities thereunder (determined in accordance with then current funding assumptions).
          (5) There are no pending, threatened or anticipated claims against any of the Employee Plans, by any employee or beneficiary covered under any such Employee Plan, or otherwise involving any such Employee Plan (other than routine claims for benefits).
          (6) The purpose of the foregoing subsections (1) through (5) is to represent compliance with legal requirements and the absence of material claims. No Employee Plans or Employee Plan assets are being transferred from Seller to Buyer by virtue of this Agreement.
     (n) Labor Relations. Except as set forth on Exhibit 3(n):
(i) the Company and Canyon have paid in full to, or accrued on behalf of, all employees all wages, salaries, commissions, bonuses, severance pay and other direct compensation for all services performed by them to the date hereof and all amounts required to be reimbursed to such employees; (ii) the Company and Canyon are in material compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours; (iii) there is no unfair labor practice complaint against the Company or Canyon pending before the NLRB or any comparable state, local or foreign agency; (iv) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving the Company or Canyon; (v) no representation question exists respecting the employees of the Company or Canyon; and (vi) no grievance which will have a material adverse effect on the Company or Canyon nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted. There are no collective bargaining agreements or other employee representation agreements which exist or are currently being negotiated by the Company or Canyon.
     (o) Insurance Policies. Exhibit 3(o) lists all insurance policies providing coverage in favor of the Company or Canyon, specifying the insurer, amount of coverage and type of insurance under each. Each such policy is in full force and effect and all premiums are currently paid or accruals provided for and no notice of cancellation or termination has been received with respect to any such policy. Unless otherwise specifically noted in Exhibit 3(o), coverage of the Company and Canyon under all such policies will expire at Closing.
     (p) Compliance With Laws. To the Knowledge of Seller, the Company and Canyon have complied with all applicable Laws, Orders and Licenses, except where the failure to comply would not have a material adverse effect upon the business, operations, or condition (financial or otherwise) of the Company and Canyon taken as a whole.
     (q) Litigation: Investigations. Exhibit 3(q) lists all suits, claims, proceedings, investigations or reviews which are pending or, to the Knowledge of Seller, threatened against the Company or Canyon. Except as disclosed in Exhibit 3(q), (i) no investigation or review by any governmental entity with respect to the Company or Canyon is pending or, to Seller's Knowledge, threatened, nor has any governmental entity indicated to Seller an intention to conduct the same, and (ii) there is no action, suit or proceeding pending or, to Seller's Knowledge, threatened against the Company or Canyon at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, except for suits, actions, proceedings, investigations and reviews that would not, if adversely decided, individually or in the aggregate, result in a material adverse effect upon the business, operations, or condition (financial or otherwise) of the Company and Canyon taken as a whole.
     (r) Brokers' Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Stock Purchase for which Buyer would become liable or obligated.
     (s) Governmental Consents. Except as set out in Exhibit 3(s), no consent, authorization or approval of, or filing with, any federal, state or local governmental department, commission, board, agency or instrumentality is required to be made or obtained by Seller, the Company or Canyon in connection with the Stock Purchase or the transactions contemplated by this Agreement.
     (t) Absence of Certain Practices. To the Knowledge of Seller, neither the Company nor Canyon nor any director, officer, agent, employee, or other person acting on behalf of the Company or Canyon has (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to, or on behalf of, government officials or others or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.
     (u) Licenses. Exhibit 3(u) lists all material Licenses held by the Company or Canyon, and neither Seller nor the Company nor Canyon has received notice that any License has been or will be revoked. Seller has no knowledge of facts or circumstances which reasonably would lead it to expect the initiation of proceedings to revoke any material licenses held by the Company or Canyon, except as described in Exhibit 3(u).
     (v) Directors. Officers and Employees. Exhibit 3(v) lists the names and titles of all directors, officers and employees of the Company and Canyon.
     (w) Membership in Consolidated Tax Group. The Company is included in the same consolidated federal Income Tax return group as is Seller.

4. REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer hereby represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and, except as set forth in
Exhibit 4, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4).
     (a) Organization. Standing of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Wyoming.
     (b) Authorization of Transaction. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer has been duly and validly authorized. This Agreement is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies.
     (c) Noncontravention. The execution and delivery of this Agreement do not, and the consummation of the transactions described herein will not (i) violate the Articles of Incorporation or By-laws of Buyer, or (ii) result in a material breach of or default under any mortgage, deed of trust, indenture, note, bond, license, lease agreement or other instrument or obligation to which Buyer is a party or by which any of its properties or assets are bound, or (iii) subject to the receipt of the consents or approvals required as set forth on Exhibit 4(d), violate any Law or Order by which Buyer or any of its properties or assets are bound.
     (d) Governmental Consents. To the Knowledge of Buyer, except as set out in Exhibit 4(d), no consent, authorization or approval of, or filing with, any federal, state or local governmental department, commission, board, agency or instrumentality is required to be made or obtained by Buyer in connection with the Stock Purchase.
     (e) Investment Intent of Buyer. Buyer represents that it is acquiring the Stock hereunder for its own account for investment and not with a view to the distribution thereof.
     (f) Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Stock Purchase for which Seller would become liable or obligated.
     (g) Financial Statements. The Buyer Financial Statements are attached hereto as Exhibit 4(g). Each of the consolidated balance sheets included in the Buyer Financial Statements fairly presents the financial position of Buyer on a consolidated basis as of its date and the other statements included therein fairly present the results of operations for the period therein set forth, in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise stated therein).
     (h) No Material Adverse Change. Except as disclosed on
Exhibit 4(h), since February 28, 1993 there has not been any material adverse change in the business, operations, condition (financial or otherwise), liabilities or assets of Buyer.

5. CONDUCT AND TRANSACTIONS PRIOR TO CLOSING.

     Buyer and Seller agree that from the date of this Agreement until the Closing:
     (a) Buyer's Access to Information. Buyer and Buyer's counsel, accountants, representatives and agents shall have full access, upon reasonable notice and during normal business hours, to all personnel, offices, properties, books and records of the Company and Canyon and, upon reasonable notice, shall be furnished all data concerning the business, finances and properties of the Company and Canyon that they may reasonably request.
     (b) Conduct of Business in Normal Course. Seller will not
cause the Company and Canyon to:   (i) except as otherwise
expressly provided in this Agreement, engage in any practice, take any action, or enter into any transaction except in a
manner consistent with its prior practices;   (ii) except as
described in Section 2(c), declare or pay any dividend or other distribution in respect of its Common Stock, or, directly or indirectly, purchase, redeem or otherwise acquire or dispose of any shares of its Common Stock or any subscriptions, warrants, options, calls, commitments or rights to acquire any shares of its Common Stock or take any steps otherwise affecting or changing the Company's capitalization; or
(iii) amend its Articles of Incorporation or By-Laws.
     (c) Consent. Each of the parties hereto shall fully cooperate with the other party to make, give or obtain promptly all of the Consents.
     (d) Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Stock Purchase pursuant to this Agreement (including satisfaction, but not waiver, of the conditions precedent set forth in Sections 7 and 8).
     (e) Resignations and Terminations. Seller shall use its best efforts to obtain the written resignations of all directors and officers of the Company and Canyon prior to the Closing, effective as of the Closing, and shall terminate the employment of all of the employees of the Company and Canyon prior to or at the Closing.
     (f) Supplements to Exhibits. Seller and Buyer will
supplement or amend their information in the   Exhibits hereto
with respect to any matter hereafter arising which, if existing
or occurring at the   date of this Agreement, would have been
required to be set forth or described in such Exhibits. No supplement or amendment of the Exhibits made by either party pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the other party fails to preserve its right to claim such breach by
written notice delivered or mailed to   the first party within
ten (10) business days after receipt of the supplement or amendment.

6. INFORMATION TO BE HELD IN CONFIDENCE.

     Buyer agrees that until Closing, Buyer shall abide by the
terms of the Confidentiality Agreement,   which shall remain in
effect in accordance with its terms and shall not be superseded
by this   Agreement.

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO PURCHASE THE
STOCK.
     The obligation of Buyer to purchase the Stock is subject to
the satisfaction, at or before the   Closing, of the conditions
set out below. The benefit of these conditions is for Buyer only
and may   be waived in writing by Buyer at any time in its sole
discretion.
     (a) Accuracy of Seller s Representations and Warranties. The representations and warranties of Seller shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, and Buyer shall have received a certificate attesting thereto as of the Closing Date signed by a duly authorized officer of Seller.
     (b) Performance by Seller. Seller shall have performed,
satisfied and complied in all material   respects with all
covenants, agreements, and conditions required by this Agreement and Buyer shall have received a certificate to such effect signed by a duly authorized officer of Seller.
     (c) Governmental Authorizations: Consents. The Company and Seller shall have obtained all Consents which are required for them to consummate the Stock Purchase.
     (d) Opinion of Seller's Counsel. Buyer shall have received from Seller an opinion of counsel, dated as of the Closing Date, that except as specifically disclosed in this Agreement or an exhibit hereto
          (1) the Company and Canyon are corporations duly organized, validly existing and in good standing under the laws of the State of Utah and have the corporate powers necessary to own, lease and operate the assets and properties they now own, lease and operate and to carry on their businesses as now conducted;
          (2) the Company is duly qualified and in good standing as a foreign corporation in the State of Michigan;
          (3) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has the requisite corporate power and authority to enter into this Agreement and the Agency Agreement and to carry out its obligations thereunder;
          (4) the execution, delivery and performance of this Agreement and the Agency Agreement have been duly and validly authorized;
          (5) this Agreement and Agency Agreement are valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as may be limited by bankruptcy and insolvency laws and by other laws affecting rights of creditors generally and except as may be limited by the availability of equitable remedies;
          (6) the execution and delivery of this Agreement and the Agency Agreement do not, and the consummation of the transactions described therein will not (i) violate the Articles of Incorporation of Seller, the Company or Canyon, respectively, or the By-laws of Seller, the Company or Canyon, respectively, or (ii) result in a material breach of or default under any material agreement to which the Company or Canyon is a party or by which any of its properties or assets is bound, or (iii) violate any Law or Order by which Seller, the Company or Canyon or any of their respective properties or assets may be bound or subject;
          (7) on the transfer and delivery of the Stock to Buyer, Buyer will receive good title to the Stock free and clear of all liens, claims, charges, encumbrances, or assessments of whatever nature; and (8) to the Knowledge of such counsel, (i) no investigation or review by any governmental entity with respect to the Company or Canyon is pending or threatened, nor has any governmental entity indicated to Seller an intention to conduct the same, and (ii) other than as listed on Exhibit 3(q) to this Agreement, there is no action, suit or proceeding pending or threatened against the Company or Canyon at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, except for suits, actions, proceedings, investigations and reviews that, would not, if adversely decided, individually or in the aggregate, result in a material adverse effect on the business, operations or condition (financial or otherwise) of the Company and Canyon taken as a whole. In providing such opinion, such counsel shall be entitled to rely upon certificates of officers of Seller and its Affiliates, including but not limited to the Company and Canyon.
     (e) No Order Preventing Transaction. There shall not be in effect any Order preventing consummation of the Stock Purchase.
     (f) Cash or Cash Equivalents. Immediately prior to Closing, Seller shall have paid to the Company the principal and interest of the loan referred to in Section 2(c)(1), and the Company's assets (including such payment and cash on hand) shall include $14.2 million in cash or cash equivalents.

     8. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO SELL THE
STOCK.   The obligation of Seller to sell the Stock is subject to
the satisfaction, at or before the Closing, of the conditions set out below. The benefit of these conditions is for the Seller only and may be waived by Seller in writing at any time in it sole discretion.
     (a) Accuracy of Buyer's Representations and Warranties. The representations and warranties of Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date, as though made at that time, and Seller shall have received a certificate attesting thereto signed by a duly authorized officer of Buyer.
     (b) Performance by Buyer. Buyer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and Seller shall have received a certificate of a duly authorized officer of Buyer to such effect.
     (c) Governmental Authorizations. Buyer shall have obtained all Consents which are required for it to consummate the Stock Purchase.
     (d) Opinion of Buyer's Counsel. The Seller shall have received from Buyer an opinion of counsel, dated as of the Closing Date, that
          (1) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming;
          (2) the execution, delivery and performance of this Agreement and the Agency Agreement by Buyer have been duly and validly authorized;
          (3) this Agreement and the Agency Agreement are valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies; and (4) the execution and delivery of this Agreement and the Agency Agreement do not, and the consummation of the transactions described therein will not
(i) violate the Articles of Incorporation or By-laws of Buyer, or
(ii) result in a material breach of or default under any material agreement to which Buyer is a party or by which any of its properties or assets is bound, or (iii) violate any Law or Order by which Buyer or any of its properties or assets may be bound or subject. In providing such opinion, such counsel shall be entitled to rely upon certificates of officers of Buyer and its Affiliates.
     (e) No Order Preventing Transaction. There shall not be in effect any Order preventing consummation of the Stock Purchase.

9. THE CLOSING.

     (a) Time and Place. The Closing shall take place at 10:00 a.m. local time, on the Closing Date and shall be held at the offices of Seller in Jackson, Michigan or at such other time and place as Seller and Buyer shall mutually agree.
     (b) Deliveries at Closing by Seller. At the Closing, Seller shall deliver to Buyer against payment specified in Section 2(c) the following:
               (i) certificates representing all of the Stock, endorsed in blank or accompanied by duly executed assignment documents;
               (ii) the written resignations of all members of the Board of Directors and officers of the Company and Canyon;
               (iii) the certificates required by Section 7(a) and Section 7(b);
               (iv) the legal opinion required by Section 7(d);

               (v) all Company records that are not maintained at the Company, including but not limited to the minute books, stock books, stock ledger and corporate seals.
     (c) Deliveries at Closing by Buyer. At the Closing, Buyer shall deliver to Seller the following:
               (i) the payment specified in Section 2(c);
               (ii) the certificates required by Section 8(a) and
Section 8(b);
               (iii) the legal opinion required by Section 8(d) hereof.
     (d) Further Deliveries. Each of Seller and Buyer shall deliver all other documents, instruments and writings required to be delivered by either of them at or prior to the Closing Date pursuant to this Agreement, including but not limited to fully executed counterparts of the Agency Agreement.

10. SURVIVAL OF REPRESENTATIONS. WARRANTIES COVENANTS AND
AGREEMENTS.
     None of the representations and warranties of Seller concerning the Company or Canyon shall survive the Closing. Except as otherwise specifically provided for herein, the representations and warranties, covenants and agreements of Buyer and Seller included or provided for herein shall survive the Closing (except to the extent the party for whose benefit they were made knew or had reason to know of any misrepresentation or breach at the time of Closing) and continue in full force and effect for a period of twelve (12) months following the Closing Date; provided, however, that to the extent any breach of a representation, warranty, covenant or agreement (including the post-closing obligations set forth in Section 11) involves any Tax Liability, the right to assert such claims and any indemnity obligation shall survive until the expiration of the Survival Period; and provided further, that if, prior to the expiration of the Survival Period, Buyer or Seller, as the case may be, shall have been notified of a claim for indemnity hereunder and such claim shall not have been finally resolved before the expiration of the Survival Period, any representation, warranty, covenant or agreement that is the basis for such claim shall continue to survive and shall remain a basis for indemnity as to such claim until such claim is finally resolved. All statements contained herein, in the exhibits, and in the certificates delivered pursuant to Sections 9(b)(iii) and 9(c)(ii) shall be deemed representations and warranties for all purposes of this Agreement.

11. OBLIGATIONS AFTER THE CLOSING.
     (a) Tax Matters.
          (1) Tax Returns. Seller shall file, on behalf of the Company, all Tax Returns for the periods ending on or before the Closing Date, and shall pay all Taxes with respect to the Company for all periods ending on or before the Closing Date. Buyer or the Company shall be responsible for filing all Tax Returns relating to the Company, and the payment of all Taxes with respect thereto, for all periods ending after the Closing Date.

          (2) Tax Agreement. The Company and Canyon, as members of the consolidated group of which CMS Energy Corporation is the common parent, are parties to the Tax Agreement. As stated in
Section 2(c)(2), immediately prior to the Closing the Company and Canyon will transfer all of their right, title and interest in and under the Tax Agreement to Seller. Accordingly, the Company and Canyon shall neither be obligated to make nor entitled to receive any payments under the Tax Agreement after the Closing.
          (3) Section 338(h) (10) Election.
               (i) Seller and Buyer intend that the Stock
Purchase be treated for tax purposes as a purchase and sale of the assets of the Company. Accordingly, Seller and Buyer agree that, as promptly as practicable following the Closing Date, they will take all actions necessary and appropriate (including filing such forms, returns, elections and other documents as may be required) to effect and preserve a timely Election with respect to the purchase of the Stock and to file their Tax Returns on a basis consistent with such Election. In connection with the Election, Seller and Buyer agree that, prior to the Closing Date, they will act together in good faith to determine and agree upon the amount of the Adjusted Grossed-up Basis and to agree upon the final Allocation. Attached as Exhibit ll(a)(3) is a preliminary Allocation upon which Seller and Buyer have tentatively agreed; neither, however, shall be bound to any Allocation other than the final Allocation contemplated by this subsection (i). Seller agrees to calculate gain or loss, if any, resulting from the Election in a manner consistent with the final Allocation (except to the extent otherwise provided by Treasury Regulation section 1.338(b)-2T(c)(2)) and not to take any position inconsistent with the final Allocation in any Tax Return or otherwise. Buyer agrees to adhere to the final Allocation and not to take any position inconsistent with the final Allocation in any Tax Return or otherwise. If, prior to the Closing Date, the parties are unable to agree upon either the final Allocation or the amount of the Adjusted Grossed-up Basis, then, as promptly as practicable following the Closing Date, any matter as to which the parties are in dispute shall be resolved by the Independent Auditor, whose determination shall be binding and conclusive on the parties. The fees and expenses of the Independent Auditor shall be shared equally by Seller and Buyer.
               (ii) In connection with Buyer's determinations under clause (i) above, upon execution of this Agreement, Buyer shall have the right, at reasonable times and upon reasonable notice, to have access to, and to copy and use, all information of Seller and the Company relevant to such determinations. Buyer shall hold this information in strict confidence and shall use the information solely in connection with the reason for which it was requested.
          (4) Access to Information. Each of Buyer and Seller will provide the other, and Buyer shall cause the Company to provide Seller, with the right, at reasonable times and upon reasonable notice, to have access to, and to copy and use, any records or information and personnel which may be relevant in connection with the preparation of any Tax Returns, any audit or other examination by any authority, or any judicial or administrative proceedings relating to the Company's liability for Taxes. The party requesting assistance hereunder shall reimburse the other party for reasonable expenses incurred in providing such assistance. Any information obtained pursuant to this Section shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.
          (5) Tax Indemnification. In accordance with the terms and procedures set forth in Section 10 and l(a)(7), (A) Seller agrees to indemnify Buyer, Buyer's Affiliates and the Company, and their respective successors and assigns, against and hold them harmless from (i) any liabilities for Income Taxes of the Company and Canyon for all periods through the Closing Date (treating the Closing Date as the last day of any applicable period whether or not the Closing Date is in fact the last day of such period); and (ii) any liabilities for Taxes of Seller and its Tax Affiliates, other than the Company and Canyon, for any period whatsoever; and (B) Buyer and the Company jointly and severally agree to indemnify Seller, Seller's Affiliates, and their respective successors and assigns, against and hold them harmless from (i) any liabilities for Income Taxes and all other Taxes of the Company and Canyon for all periods following the Closing Date (treating the date next following the Closing Date as the first day of any applicable period whether or not such date is in fact the first day of such period); (ii) any liabilities for Taxes of Buyer and its Tax Affiliates for any period whatsoever; (iii) any liabilities by reason of or in any way arising out of any event occurring after the Closing (including but not limited to any "disqualifying event") that results in any liability or loss under the TBT; and (iv) any liabilities by reason of or in any way arising out of a defective, invalid or ineffective Election.
          (6) Tax Benefit Transfer. Buyer shall execute and deliver to Tax Lessor, within sixty (60) days after the Closing Date, Buyer's written consent in the form attached hereto as Exhibit ll(a)(6)(i) to take the property subJect to the TBT. Buyer further agrees to file with its timely filed Federal Income Tax Return for the taxable year in which the Closing Date occurs, and provide to the Tax Lessor for filing with the Tax Lessor's tax return for such year, a written statement pursuant to Treasury Regulation section c.168(f)(8)-2(a)(5), in the form attached hereto as Exhibit ll(a)(6)(ii).
          (7) Tax Audits. Each party shall have the right, at its own expense, to control any audit or determination by any authority, initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Taxes for any taxable period for which that party (or any of its Affiliates) is responsible for filing a Tax Return; provided, however, that neither party shall have the right to agree to any assessment, deficiency, settlement, or other adjustment or proposed adjustment of Taxes that would adversely affect the interests of the other party without such other party's written consent, which consent shall not be unreasonably withheld.

     (b) Employment of Company Personnel and Employee Plans.
          (1) Employment of Former Personnel. Buyer (and after the Closing, the Company) shall have no obligation to offer Company employment to former employees of the Company. Seller shall indemnify and hold Buyer and the Company harmless from all liability for claims, expenses and attorneys' fees for failure to hire such former employees.
          (2) Savings and Retirement Plans. Effective as of the Closing, the Company and its employees shall no longer accrue benefits under Seller's Savings Plan or Seller's Retirement Plans or any Pension Plan and Seller and the Company shall have taken all action on or prior to the Closing Date to achieve this result, including Plan terminations and distributions, which shall comply with ERISA where applicable.
          (3) Other Plans. Seller shall be solely responsible for, and cause its insurance carriers or benefits plans to be responsible for, the satisfaction of all claims for benefits brought by or in respect of any person who was an employee of the Company immediately prior to the Closing under any Employee Plan, which claims are based on occurrences prior to the Closing, regardless of when notices of such claims were filed.
          (4) COBRA Provisions. Buyer and Seller recognize that the Company employees whose employment is to be terminated at or prior to Closing may be entitled to elect COBRA health care continuation coverage as a result of such termination. If Buyer or the Company or Canyon, after the Closing, hires any such employee who has elected such COBRA coverage, then Buyer or the Company or Canyon, as the case may be, shall immediately cover such employee with its own health care plan, without regard to and without exclusion for any preexisting condition.
     (c) Intercompany Services. All intercompany services currently provided by Seller or its Affiliates to the Company or by the Company to Seller or its Affiliates shall cease as of the Closing Date.
     (d) Further Assurances. Subject to the terms and conditions hereof, Seller agrees that after the Closing Date it will execute and deliver such documents to Buyer as may be necessary to effectively vest in Buyer good title to the Stock and to consummate the transactions contemplated hereby.
     (e) Hazardous Substances.
               (i) Buyer acknowledges, based on information known to it or obtained from Seller, publicly available sources, the Site Characterization Study, and its own examination of the Company's and Canyon's properties, that such properties contain uranium ore, uranium mill tailings, and may contain Hazardous Substances. SELLER MAKES NO REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF ANY OF SUCH INFORMATION AND SHALL HAVE NO LIABILITY WHATEVER FOR ANY MATERIAL CONTAINED THEREIN OR OMITTED THEREFROM. BUYER SHALL BE RESPONSIBLE FOR VERIFYING AND ASSESSING ALL SUCH INFORMATION, AND SHALL ACT OR REFRAIN FROM ACTING ON SUCH INFORMATION AT BUYER'S OWN RISK.
               (ii) From and after the Closing Buyer shall perform or ensure the performance, at no expense to Seller or its Affiliates, of any and all studies, remedial actions, other response actions or other activities necessary to comply with the Environmental Laws, the Uranium Mill Tailings Radiation Control Act, the Atomic Energy Act of 1954, as each may be amended, or any other Law, Order or License regulating nuclear material, radioactive substances or Hazardous Materials on the property of or produced or released by the Company.
               (iii) Without in any way limiting any other provision of this Agreement, Buyer agrees to assume, from and after the Closing, all responsibility for and indemnify and save harmless Seller and its Affiliates and their respective directors, officers, employees and agents from and against all losses, liabilities, claims, demands, payments, actions, legal proceedings, recoveries, costs, expenses, fines, penalties, attorney fees, settlements, judgments, orders and decrees of every nature and description brought or recovered against, or incurred by, Seller, Buyer, their respective Affiliates or their respective directors, officers, employees or agents, or any combination of them, by reason of or in any way arising out of
(1) the presence in, on, under or about or emanating from or passing through any Company property of any Hazardous Substance or radioactive material, (2) Buyer's failure to comply in full with the provisions of Section 11(e)(ii), or (3) the violation or alleged violation of any Environmental Law, or Order thereunder, by the Company or by Buyer, by any of their Affiliates or by their respective directors, officers, employees or agents. Without limiting the foregoing, Buyer shall at the request of Seller defend at Buyer's expense any suit or proceeding brought against Seller, its Affiliates, their respective directors, officers, employees or agents for any of the above-named reasons.

12. TERMINATION.

     (a) Right to Terminate. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:
               (i) by mutual consent of the Boards of Directors of Buyer and Seller;
               (ii) by either Buyer or Seller if the Closing shall not have occurred by December 31, 1993, provided however, that the right to terminate this Agreement under this Section 12(a (ii) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
               (iii) by either Buyer or Seller if a court of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable;
               (iv) by Seller if Buyer has breached its representations and warranties in any material respect or has failed to comply in any material respect with any of its covenants or agreements, Seller has notified Buyer of the breach or failure, and the breach or failure has continued without cure for a period of thirty (30) days after such notice; or
               (v) by Buyer if Seller has breached its
representations and warranties in any material respect, or has failed to comply in any material respect with any of its covenants or agreements, Buyer has notified Seller of the breach or failure, and the breach or failure has continued without cure for a period of thirty (30) days after such notice.
     (b) Obligations to Cease. In the event that this Agreement shall be terminated pursuant to Section 12(a) hereof, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except (i) for the obligations with respect to confidentiality contained in Section 6, (ii) as set forth in
Section 13(a), and (iii) that nothing herein will relieve any party from liability for any willful breach of this Agreement.

13. MISCELLANEOUS.

     (a) Costs. Buyer and Seller shall each pay its own costs and expenses incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement, whether or not the Closing shall occur.
     (b) Headings. Subject headings are included for convenience only and shall not affect the interpretation of any provisions of this Agreement.
     (c) Notices. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, postage prepaid ant addressed as follows:

 To Seller: Consumers Power Company
 212 W. Michigan Avenue
 Jackson, MI 49201
 Attention: Secretary
 With a copy to: Roger T. Berg (same address)

 To Buyer: U.S. Energy Corp.
 877 North 8th West
 Riverton, WY 82501
 With a copy to: R. Scott Lorimer (same address)

     (d) Assignment and Delegation. Neither Buyer nor Seller shall assign any rights or delegate any duties hereunder without the prior written consent of the other. Any purported assignment or delegation without such consent shall be void and not merely voidable.
     (e) Binding Effect. Subject to Section 13(d), this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties.
     (f) Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Utah as applied to contracts made and to be performed entirely in the State of Utah.
     (g) Entire Agreement. With respect to the Stock Purchase, this Agreement, the Agency Agreement and the Confidentiality Agreement set forth the entire understanding and agreement of the parties, and supersede any and all other understandings, negotiations or agreements between Seller and Buyer.
     (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.
     (i) Severability. In the event that any one or more of the immaterial provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed in a manner which, as nearly as possible, reflects the original intent of the parties.
     (j) No Prejudice. This Agreement has been jointly prepared by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.
     (k) Words in Singular and Plural Form. Words used in the singular form in this Agreement shall be deemed to import the plural, and vice versa, as the sense may require.
     (1) Parties in Interest. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.
     (m) Amendment and Modification. This Agreement may be amended or modified only by written agreement executed by the parties hereto.
     (n) Waiver. At any time prior to the Closing, either party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. No such waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition shall operate as a waiver of, or estoppel with respect to, any subsequent or future failure.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CONSUMERS POWER COMPANY (SELLER)        U.S. ENERGY CORP. (BUYER)

By:  s/ Frederick W. Buckman            By:  s/  John L. Larsen
Title:    President and Chief           Title:    President
          Executive Officer
                    STOCK PURCHASE AGREEMENT
                         Amendment No. 1


     This Amendment No. 1, dated as of July 23, 1993 to the Stock Purchase Agreement dated as of June 30, 1993 (the "Agreement"), is entered into as of July 23, 1993 by and between CONSUMERS POWER COMPANY, a Michigan corporation ("Seller"), and U.S. ENERGY CORP., a Wyoming corporation ("Buyer").

     1. In order to obtain NRC approval of the transfer of control of the NRC source material license for the Shootaring Uranium Processing Facility to Buyer, Plateau Resources Limited ("Company") has entered into a trust agreement with Rocky Mountain Bank F.S.B. ("RMB") in the form appended hereto as
Exhibit 2(c)(4) (the "Trust").

     2.   The parties therefore agree that the form of the Agency
Agreement appended to the Agreement as Exhibit 2(d) is hereby deleted and the form of Agency Agreement appended hereto as
Exhibit 2(d) Rev. 1 is hereby substituted therefore.

     3. If the NRC does not release the Company's existing decommissioning and reclamation surety (in the form of standby Letter of Credit No. 45340 for the benefit of the US Nuclear Regulatory Commission, supported by a Certificate of Deposit) at NBD Bank, NA at or before the Closing, and the Trust is funded, Buyer agrees that the "cash equivalents" referred to in Section 7(f) of the Agreement may include both the funds transferred to RMB to fund the Trust and the amount of the Company's decommissioning and reclamation surety at NBD, NA (presently Two Million, Three Hundred Fifty-three Thousand, Three Hundred Thirty-three Dollars $2,353,333).

     In all other respects the terms and conditions of the Agreement remain effective.


CONSUMERS POWER COMPANY (SELLER)   U.S. ENERGY CORP. (BUYER)


By:  s/ Frederick W. Buckman            By:  s/ John L. Larsen

Title:    President and Chief           Title:    President
          Executive Officer

                    STOCK PURCHASE AGREEMENT
                         Amendment No. 1


     This Amendment No. 1, dated as of July 23, 1993 to the Stock Purchase Agreement dated as of June 30, 1993 (the "Agreement"), is entered into as of July 23, 1993 by and between CONSUMERS POWER COMPANY, a Michigan corporation ("Seller"), and U.S. ENERGY CORP., a Wyoming corporation ("Buyer").

     1. In order to obtain NRC approval of the transfer of control of the NRC source material license for the Shootaring Uranium Processing Facility to Buyer, Plateau Resources Limited ("Company") has entered into a trust agreement with Rocky Mountain Bank F.S.B. ("RMB") in the form appended hereto as
Exhibit 2(c)(4) (the "Trust").

     2.   The parties therefore agree that the form of the Agency
Agreement appended to the Agreement as Exhibit 2(d) is hereby deleted and the form of Agency Agreement appended hereto as
Exhibit 2(d) Rev. 1 is hereby substituted therefore.

     3. If the NRC does not release the Company's existing decommissioning and reclamation surety (in the form of standby Letter of Credit No. 45340 for the benefit of the US Nuclear Regulatory Commission, supported by a Certificate of Deposit) at NBD Bank, NA at or before the Closing, and the Trust is funded, Buyer agrees that the "cash equivalents" referred to in Section 7(f) of the Agreement may include both the funds transferred to RMB to fund the Trust and the amount of the Company's decommissioning and reclamation surety at NBD, NA (presently Two Million, Three Hundred Fifty-three Thousand, Three Hundred Thirty-three Dollars $2,353,333).

     In all other respects the terms and conditions of the Agreement remain effective.


CONSUMERS POWER COMPANY (SELLER)   U.S. ENERGY CORP. (BUYER)


By:  s/ Frederick W. Buckman            By:  s/ John L. Larsen
     __________________________________
______________________________
Title:    President and Chief                          President
     Executive Officer

                        AGENCY AGREEMENT


This AGENCY AGREEMENT is made this 11th day of August, 1993, by and between CONSUMERS POWER COMPANY, a Michigan corporation of 212 West Michigan Avenue, Jackson, MI 49201 ("CPC"), PLATEAU RESOURCES LIMITED, a Utah corporation with mailing address of P.O. Box 2111, Ticaboo, Lake Powell, UT 84533 ("Plateau"), ROCKY MOUNTAIN BANK, FEDERAL SAVINGS BANK, a commercial bank organized and existing under the laws of the United States, being a member of the Federal Deposit Insurance Corporation, having full and complete trust powers, and having an office and place of business at 2020 Carey Avenue, Cheyenne, WY 82003 ("RMB") and U.S. ENERGY CORP., a Wyoming corporation of 877 North 8th West, Riverton, WY 82501 ("USE'

     WHEREAS, Plateau owns the Shootaring Uranium Processing Facility in Garfield County, UT and other uranium properties (which Facility and other uranium properties are hereinafter referred to as the "Plateau Properties") which are currently in a standby mode and will eventually be decommissioned and reclaimed, with or without a prior period of operation; and

     WHEREAS, CPC owns all of the issued and outstanding shares of capital stock of Plateau and has entered into a Stock Purchase
Agreement with USE dated as of June 30, 1993 (the "SPA") in which
CPC has agreed to sell all of said shares to USE; and

     WHEREAS, USE's purchase of the Plateau shares is subject to the Tax Benefit Transfer Agreement ("TBT", as defined in the SPA), and in lieu of seeking a release of CPC's indemnity given to Plateau in connection therewith for the benefit of the Tax Lessor (as defined in the SPA), the parties desire to establish a fund to secure the payment by Plateau of sums, the failure to pay which would trigger CPC's indemnity obligation; and

     WHEREAS, the parties also desire to establish a fund to secure the payment of losses, liabilities, claims, etc. covered by Section ll(e) of the SPA; and

     WHEREAS, Plateau and RMB have entered into a Surety Trust Agreement dated as of July 23, 1993 to provide financial assurance of the payment of future costs to decommission and reclaim the Plateau Properties as required by the U.S. Nuclear Regulatory Commission ("NRC"); and

     WHEREAS, USE intends to cause Plateau to either operate the Plateau Properties or maintain them on standby until at least
June 30. 1997: and

     WHEREAS, CPC, Plateau and USE desire to have RMB (RMB or any successor appointed hereunder being referred to herein as the "Agent") administer, invest, disburse and maintain custody of the funds established pursuant to this Agreement for the purposes described above, as a fiduciary, and RMB is willing to do so under the terms and conditions of this Agreement;NOW, THEREFORE, for Ten Dollars ($10.00) and other consideration, the parties agree as follows:

1. Investment Property


(a) Immediately upon the Closing (as defined in the SPA), Plateau shall transfer to the custody of the Agent cash in the amount of Four Million Eight Hundred Thousand Dollars ($4,800,000) (which sum, together with any additions thereto and earnings thereon, and net of any losses and disbursements therefrom, and any Permitted Investments in which such sum may be invested at any time, is hereinafter referred to as the "Investment Property~B), to be held and administered, invested, reinvested and disbursed by the Agent in a fiduciary capacity in accordance with the terms and conditions of this Agreement.

(b) If any monthly accounting rendered in accordance with Section 4 hereof shows the total Investment Property to be less than the amount required to be maintained for TBT Surety purposes pursuant to Section 2 hereof, then Plateau shall immediately transfer to the Agent a sum sufficient to make up the deficiency, which sum shall thereupon be added to the Investment Property.

2. Surety Accounts

The Agent agrees to accept custody of the Investment Property and to establish and maintain separate accounts therefor (the "Surety
Accounts") for the following purposes:

(a) TBT Surety

To provide a fund for the payment of the amount payable to the Tax Lessor should a disqualifying event occur under the TBT. Said amount diminishes quarterly during the term of the TBT in accordance with the schedule annexed hereto as Exhibit AA-1.

(b) Section ll(e) Surety

To provide a fund for the payment of amounts that may become payable by reason of the performance of activities or the occurrence of events for which USE, as between itself and CPC, has assumed responsibility under Section ll(e) of the SPA; and also for the payment of income and other taxes on the Investment Property and the fees and expenses of the Agent that are reimbursable under the terms of this Agreement.

3. Permitted Investments

(a) The Agent agrees to invest and reinvest the Investment Property in Permitted Investments as directed from time to time during the term of this Agreement by CPC and USE, in written instructions (which may be in counterparts) signed by an officer of each of them. As used herein, the term "Permitted Investments" shall mean:

(1) Direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United
States of America; or

(2) Open market commercial paper, with a maturity of not longer than ninety (90) days, of any corporation incorporated under the laws of the United States of America or any state thereof, rated "prime-l" or its equivalent by Moody's Investors Service, Inc. or "A-1" or its equivalent by Standard & Poor's Corporation; or

(3) Bankers' acceptances or certificates of deposit issued by any bank rated "Aa" or "AA" or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation and having a maximum maturity of one (1) year; or

(4) Repurchase agreements of any bank rated "A" or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, in respect of the repurchase of obligations of the type described in clause (a) above which shall at all times have a market value (exclusive of accrued interest) not less than one hundred three percent (103%) of the full amount of the repurchase agreement and provided that such repurchase obligations shall be segregated from other obligations owed by the bank; or

(5) Federally insured demand deposit accounts with banks having capital, surplus and undivided profits of at least One Billion
Dollars ($1,000,000,000) that are members of the Federal Reserve
System of the United States of America; or

(6) The Trust for U.S. Treasury Obligations managed by Federated
Securities Corp. (the "Federated Trust Fund".

(b) Notwithstanding the foregoing, in the absence of written instructions from CPC and USE, the Agent shall invest the Investment Property in obligations of the type described in
Section 3(a)(6) hereof.

(c) No Permitted Investment in which any of the Investment Property is invested shall have a maturity greater than one (1) year from date of purchase. The average maturity, calculated on a weighted average basis, of all of the Permitted Investments in which Investment Property is invested shall not exceed six (6) months.4. Management of Accounts

(a) The Agent shall not be required to physically segregate any of the Investment Property, except as necessary to make distributions therefrom.

(b) Notwithstanding the provisions of subsection (a) of this
Section 4, the Agent shall maintain records, which shall be available for examination by CPC, USE or Plateau at any time during the Agent's normal business hours, segregating the Investment Property and transactions relating thereto according to the Special Accounts and separately categorizing all entries for taxes and the Agent's fees and reimbursable administrative expenses.

(c) Realized income, gains and losses on Investment Property shall be allocated on the records established pursuant to subsection (b) of this Section 4 to the particular Permitted
Investments as to which they are realized.

(d) Any excess in the TBT Surety Account over the TBT disqualification amount shall be transferred each quarter, as the scheduled TBT disqualification amount changes, to the Section ll(e) Surety Account on the records of the Agent.

(e) Within ten (10) business days after the end of each calendar month, the Agent shall render to CPC, USE and Plateau an accounting showing the beginning and ending balances, transactions, fees and expenses for such month, segregated and categorized as provided in subsection (b) of this Section 4, and subdivided by type of Permitted Investment.

5. Reports

(a) On the last day of each calendar quarter through June 30, 1997, USE and Plateau shall certify to CPC and the Agent, in the form appended hereto as Exhibit AA-2, that no disqualifying event under the TBT has occurred and shall attest to the then-current TBT disqualification value.

(b) Agent shall promptly notify the other parties hereto of any assessments, claims or charges (other than those which are of the types covered in the monthly accountings rendered pursuant to
Section 4(e) hereof) of which it becomes aware, that affect this Agreement or the Investment Property.

6. Fees and Expenses

(a) The Agent shall receive a fee of Eight Hundred Dollars ($800) per month, from and after the date of the Closing, payable annually in advance, as compensation for the ordinary administrative services to be rendered hereunder, plus a fee of Thirty-five Dollars ($35) per investment transaction made by the Agent hereunder, payable monthly in arrears. The fees shall be paid by disbursement from the Surety Accounts when due. Transaction fees shall be allocated to the Surety Account for which the transaction was made. Administrative fees shall be allocated to the Section ll(e) Surety Account.

(b) In addition to the foregoing fees, the Agent shall be reimbursed for all reasonable and necessary out-of-pocket direct expenses incurred by it in discharging its duties under this Agreement. Such expenses may include (but are not limited to) charges of outside attorneys and accountants, courier service, long-distance communications, and Federated Trust Fund investment advisory fees.

7. Distributions

(a) The Agent shall make a distribution from the appropriate Surety Account within ten (10) business days after receipt of a Notice and Requisition in either of the forms appended hereto as Exhibits AA-3 and AA-4, duly executed on behalf of the appropriate parties and attaching the documentation, if any, referenced on the form.

(b) In the event the Agent receives a Notice and Requisition for a distribution from the Section ll(e) Surety Account that exceeds the balance then remaining in the Section ll(e) Surety Account, then the Agent shall honor the Notice and Requisition, but only to the extent of the Section ll(e) Surety Account balance.

(c) The Agent shall distribute to itself, from the appropriate
Surety Accounts, such sums as are necessary to pay its fees and reimbursable expenses from time to time as provided herein.

(d) Upon its succession by a successor Agent as provided in
Section 10 hereof, the Agent shall transfer the entire Investment
Property to the successor Agent after deduction of any unpaid fees and reimbursable expenses then owing to the Agent.

(e) Upon termination of this Agreement, the Agent shall surrender to Plateau the entire remaining Investment Property after deduction of any unpaid fees and reimbursable expenses then owing to the Agent.

8. Standard of Care

(a) The Agent's duties under this Agreement are only such as are specifically provided herein, and the Agent shall incur no liability whatsoever to the other parties hereto, or any of them, except for the Agent's negligence or wilful misconduct.

(b) The Agent shall be fully protected in acting in accordance with any written instructions, or any Notice and Requisition given to it hereunder and believed by it to have been duly executed by the proper parties and accompanied by any necessary documents.(c) Should any dispute arise with respect to disbursement, ownership or right of possession of the Investment Property, the Agent may retain the Investment Property in its possession, without liability to anyone, until the dispute is resolved by agreement of the other parties hereto or by the final order, decree or judgment of a court or other tribunal of competent jurisdiction and time for appeal has expired and no appeal has been perfected, but the Agent shall have no duty whatsoever to institute or defend any such proceedings.

(d) The Agent and its affiliates may, without having to account therefor to any other party hereto, accept deposits from, extend credit (on a secured or unsecured basis) to and generally engage in any kind of banking, trust or other business with any such party or any of its affiliates as if it were not acting as the Agent, and may accept fees and other consideration for services in connection therewith.

(e) The Agent shall have in effect, as evidenced by a copy of the policy delivered to each of CPC, USE and Plateau, prior to the transfer to the Agent of any of the Investment Property, a Trust Department Errors and Omissions Reimbursement Policy of insurance with aggregate limit of liability in the amount of at least One Million Dollars ($1,000,000), in form and substance, and with an insurance company or companies, satisfactory to CPC, USE and Plateau. The Agent shall maintain such Policy in effect throughout the term of this Agreement, and shall promptly furnish to each of CPC, USE and Plateau a copy of each amendment or endorsement to such Policy.

9. Notices

Notices, reports and other correspondence hereunder shall be sent to the parties at their addresses, and to the attention of such persons, as are set forth in the forms appended hereto as Exhibits, as the same may be amended from time to time, or to such other addresses, to the attention of such persons, as shall have been disclosed to the parties by notice hereunder. Notices, reports and other correspondence shall be personally delivered, or sent by first-class, registered or certified mail or courier service, in each case prepaid, or by such other means as the parties unanimously agree from time to time.

10. Resignation or Termination of Agent

(a) The Agent may resign at any time by giving written notice thereof to all of the other parties hereto. Such resignation shall not become effective until a successor Agent shall have been appointed and shall have accepted such appointment in writing. If an instrument of acceptance by a successor Agent shall not have been delivered to the Agent within thirty (30) days after the giving of such notice of resignation, the Agent may at the expense of the other parties hereto petition any court of competent jurisdiction to appoint a successor Agent.(b) With the consent of USE, CPC may terminate the services of the Agent upon 120 days' written notice, and prior to the effective termination date shall designate in writing to the Agent the name and address of a successor Agent.

(c) CPC and USE, upon thirty (30) days~ written notice to the Agent, may terminate the services of the Agent on account of the Agent's breach of any of the terms of this Agreement. Such notice shall designate the name and address of a successor Agent.

(d) In connection with any such resignation or termination, the Agent shall cooperate fully with the other parties to effectuate the transfer of Investment Property to a successor Agent, including but not limited to rendering a final accounting to the other parties.

11. Security Interests

The parties shall promptly execute and deliver such further instruments and documents, and take such further action, as CPC and USE may mutually agree is necessary or desirable to perfect and protect the security interest of each of them in the securities in which the Investment Property is invested during the term of this Agreement.

12. Termination of Agreement

This Agreement shall automatically terminate on the later of June 30, 1997 and the date the NRC notifies Plateau in writing that the source material license for Plateau's Shootaring uranium processing facility is terminated. Plateau shall promptly furnish a copy of such written notification to each of the other parties hereto.

13. Successors and Assigns

Any attempted assignment or subcontracting of this Agreement or any part thereof by the Agent, without the prior written consent of the other parties hereto, shall be void and of no effect. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

14. Rights of Third Parties

This Agreement is intended for the benefit of the parties hereto and is not intended to grant any rights to any third parties unless otherwise specifically stated herein.

15. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the state in which the Agent has its principal place of business.IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives, effective as of the date first stated above.

NRC
SURETY TRUST AGREEMENT


This NRC SURETY TRUST AGREEMENT, (the "Agreement"), entered into as of this 23rd day of July, 1993 by and between Plateau Resources Limited, a Utah corporation, the "Grantor" and Rocky Mountain Bank Federal Savings Bank, a commercial bank organized and existing under the laws of the United States, being a member of the Federal Deposit Insurance Corporation, having its place of business at 2020 Carey Avenue, Cheyenne, WY 82003, the "Trustee."

     WHEREAS, the United States Nuclear Regulatory Commission,
(NRC), an agency of the United States Government, pursuant to the Atomic Energy Act of 1954, as amended, the Energy Reorganization Act of 1974, and the Uranium Mill Tailings Radiation Control Act of 1978, has promulgated regulations in Title 10, Chapter 1 of the Code of Federal Regulations, Part 40, Appendix A, Criteria 9 and
10. These regulations, applicable to the Grantor, require that a licensee of a uranium recovery facility shall provide assurance that funds will be available when needed in accordance with the approved Reclamation and Decommissioning Plan and also for any long-term surveillance and control of the uranium recovery facility.

     WHEREAS, Consumers Power Company and U.S. Energy Corp. have entered into a Stock Purchase Agreement dated as of June 30, 1993, as amended, in which Consumers Power Company has agreed to sell all of the issued and outstanding capital stock of Grantor to U.S. Energy Corp. subject, among other things, to NRC's approval of the transfer; and

     WHEREAS, in contemplation of such transfer, the Grantor has elected to establish a trust to provide all or part of such financial assurance for the facilities identified herein; and

     WHEREAS, the Grantor, acting through its duly authorized officers, has selected the Trustee to be the trustee under this Agreement, and the Trustee is willing to act as trustee; and

     NOW, THEREFORE, the Grantor and the Trustee agree as follows:

Section 1.  Definitions.  As used in this Agreement:

     (a) The term "Grantor" means the NRC licensee who enters into this Agreement and any successors or assigns of the Grantor.

     (b) The term "Trustee" means the Trustee who enters into this Agreement and any successor Trustee.

Section 2.  Identification of Uranium Recovery Facilities and Cost
Estimates

This Agreement pertains to the facilities and NRC-approved cost estimates identified in license number SUA-1371 and shown in Schedule A.

Section 3. Establishment of Fund. The Grantor and the Trustee hereby establish a NRC Surety Trust Fund (the "Fund") for the benefit of NRC. The Grantor and the Trustee intend that no third party have access to the Fund except as herein provided.

Section 4. Payments Comprising the Fund. Payments made to the Trustee for the Fund shall consist of cash or securities acceptable to the Trustee. The Fund is established initially as consisting of the property, which is acceptable to the Trustee, described in Schedule B attached hereto. Such property and any other property subsequently transferred to the Trustee is referred to as the Fund, together with all earnings and profits thereon, less any payments or distributions made by the Trustee pursuant to this Agreement. The Fund shall be held by the Trustee, IN TRUST, as hereinafter provided. The Trustee shall not be responsible nor shall it undertake any responsibility for the amount or adequacy of the Fund, nor any duty to collect from the Grantor, any payments necessary to discharge any liabilities of the Grantor established by NRC.

Section 5. Payment for Reclamation, Decommissioning, and Long-Term Surveillance and Control. The Trustee shall make payments from the Fund as NRC shall direct, in writing, to provide for the payment of the costs of reclamation, decommissioning, and long-term surveillance and control of the facilities covered by this Agreement. The Trustee shall reimburse the Grantor or other persons as specified by the NRC from the Fund for reclamation, decommissioning and long-term surveillance and control expenditures, in such amounts as the NRC shall direct in writing. In addition, the Trustee shall refund to the Grantor such amounts as the NRC specifies in writing. Upon refund , such funds shall no longer constitute part of the Fund as defined herein .

Section 6. Trustee Management. The Trustee shall invest and reinvest the principal and income of the Fund and keep the Fund invested as a single fund, without distinction between principal and income, in accordance with general investment policies and guidelines described in Schedule B attached hereto. In investing, reinvesting, exchanging, selling, and managing the Fund, the Trustee shall discharge its duties with respect to the Fund solely in the interest of the beneficiary and with the care, skill, prudence, and diligence under the circumstances then prevailing which persons of prudence, acting in a like capacity and familiar with such matters, would use in the conduct of an enterprise of a like character and with like aims; except that:

     (i) Securities or other obligations of the Grantor, or any other owner or operator of the facilities, or any of their affiliates as defined in the Investment Company Act of 1940, as amended, 15 U.S.C. 80a-2.(a), shall not be acquired or held, unless they are securities or other obligations of the Federal or a State government; and

     (ii) The Trustee is authorized to invest the Fund in time or demand deposits of the Trustee, to the extent insured by an agency of the Federal or State government; and

     (iii) The Trustee is authorized to hold cash awaiting investment or distribution uninvested for a reasonable time and without liability for the payment of interest thereon.

Section 7. Express Powers of Trustee. Without in any way limiting the powers and discretions conferred upon the Trustee by the other provisions of this Agreement or by law, the Trustee is expressly authorized and empowered:

     (a) To sell, exchange, convey, transfer, or otherwise dispose of any property held by it, by public or private sale. No person dealing with the Trustee shall be bound to see to the application of the purchase money or to inquire into the validity or expediency of any such sale or other disposition;

     (b) To make, execute, acknowledge, and deliver any and all documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers herein granted;

     (c) To register any securities held in the Fund in its own name or in the name of a nominee and to hold any security in bearer form or in book entry, or to combine certificates representing such securities with certificates of the same issue held by the Trustee in other fiduciary capacities, or to deposit or arrange for the deposit of such securities in a qualified central depository even though, when so deposited, such securities may be merged and held in bulk in the name of the nominee of such depository with other securities deposited therein by another person, or to deposit or arrange for the deposit of any securities issued by the United States Government, or any agency or instrumentality thereof, with a Federal Reserve bank, but the books and records of the Trustee shall at all times show that all such securities are part of the Fund.

     (d) To deposit any cash in the Fund in interest-bearing accounts maintained or savings certificates issued by the Trustee, in its separate corporate capacity, or in any banking institution affiliated with the Trustee, to the extent insured by an agency of the Federal or State government; and

     (e) To compromise or otherwise adjust all claims in favor of or against the Fund.

Section 8. Taxes and Expenses. All taxes of any kind that may be assessed or levied against or in respect of the Fund and all brokerage commissions incurred by the Fund shall be paid from the Fund. All other expenses incurred by the Trustee in connection with the administration of this Trust, including fees for legal and accounting services rendered to the Trustee, the compensation of the Trustee to the extent not paid directly by the Grantor, and all other proper charges and disbursements of the Trustee shall be paid from the Fund.

Section 9. Annual Valuation. The Trustee shall annually, at least 30 days before the anniversary date of establishment of the Fund, furnish to the Grantor and to the NRC a statement confirming the value of the Trust. Any securities in the Fund shall be valued at market value as of no more than 60 days before the anniversary date of the establishment of the Fund. The failure of the Grantor to object in writing to the Trustee within 90 days after the statement has been furnished to the Grantor and the NRC shall constitute a conclusively binding assent by the Grantor, barring the Grantor from asserting any claim or liability against the Trustee, with respect to matters disclosed in the statement.

Section 10. Advice of Counsel. The Trustee may from time to time consult with counsel, who may be counsel to the Grantor, with respect to any question arising as to the construction of this Agreement or any action to be taken hereunder. The Trustee shall be fully protected, to the extent permitted by law, in acting upon the advice of counsel.

Section 11. Trustee Compensation. The Trustee shall be entitled to reasonable compensation for its services as agreed upon in writing from time to time with the Grantor. (See Schedule C.)

Section 12. Successor Trustee. The Trustee may resign or the Grantor may replace the Trustee, but such resignation or replacement shall not be effective until the Grantor has appointed a successor Trustee and this successor accepts the appointment. The successor trustee shall have the same powers and duties as those conferred upon the Trustee hereunder. Upon the successor trustee's acceptance of the appointment, the Trustee shall assign, transfer, and pay over to the successor trustee the funds and properties then constituting the Fund. If for any reason the Grantor cannot or does not act in the event of the resignation of the Trustee, the Trustee may apply to a court of competent jurisdiction for the appointment of a successor trustee or for instructions. The successor trustee shall specify the date in which it assumes administration of the trust in a writing sent to the Grantor, the NRC and the present Trustee by certified mail 10 days before such change becomes effective. Any expenses incurred by the Trustee as a result of any of the acts contemplated by this Section shall be paid as provided in Section 8.

Section 13. Instructions to the Trustee. All orders, requests, and instructions to the Trustee shall be in writing, signed by such persons as designated by the Grantor. The Trustee shall be fully protected in acting without inquiry in accordance with the Grantor's orders, requests, and instructions. All orders, requests and instructions by the NRC to the Trustee shall be in writing, signed by the NRC, or its designees, and the Trustee shall act and shall be fully protected in acting in accordance with such orders, requests, and instructions. The Trustee shall have the right to assume, in the absence of written notice to the contrary, that no event constituting change or a termination of the authority of any person to act on behalf of the Grantor or NRC hereunder has occurred. The Trustee shall have no duty to act in the absence of such orders, requests and instructions from the Grantor or the NRC, except as provided for herein.

Section 14. Amendment of Agreement. This Agreement may be amended by an instrument in writing executed by the Grantor, the Trustee, and the NRC or by the Trustee and the NRC, if the Grantor ceases to exist.

Section 15. Irrevocability and Termination. Subject to the right of the parties to amend this Agreement as provided in Section 14, and subject to the exception that this Trust shall automatically terminate if the Stock Purchase Agreement is terminated prior to the Closing pursuant to Section 12(a) of the SPA, this Trust shall be irrevocable and shall continue until terminated at the written agreement of the Grantor, the Trustee, and the NRC or by the Trustee and the NRC, if the Grantor ceases to exist. Upon termination of the Trust, all remaining trust property less final trust administration expenses, shall be delivered to the Grantor.

Section 16. Immunity and Indemnification. The Trustee shall not incur personal liability of any nature in connection with any act or omission, made in good faith, in the administration of this Trust, or in carrying out any directions by the Grantor or the NRC issued in accordance with this Agreement. The Trustee shall be indemnified and saved harmless by the Grantor or from the Trust Fund, or both, from and against any personal liability to which the Trustee may be subjected by reason of any act or conduct in its official capacity, including all expenses reasonably incurred in its defense in the event the Grantor fails to provide such defense.

Section 17. Choice of Law. This Agreement shall be administered, construed, and enforced according to the laws of the State of Wyoming.

Section 18. Interpretation. As used in this Agreement, words in the singular include the plural and words in the plural include the singular. The descriptive headings for each Section of this Agreement shall not affect the interpretation or the legal efficacy of this Agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their respective officers duly authorized and their corporate seals to be hereunto affixed and attested as of the date first above written.

                              PLATEAU RESOURCES LIMITED, GRANTOR


                              By:

                              Title:




                              ROCKY MOUNTAIN BANK,
                              FEDERAL SAVINGS BANK, TRUSTEE



ATTEST:                       By:

                              Title:




(seal)
                         ACKNOWLEDGEMENT


STATE OF                      )
                              )
COUNTY OF                     )

     On this                 day of July, 1993, before me,
personally came                                          , known,
who, being by me duly sworn did depose and say that she/he resides at
that, she/he is                                  of
                                , the corporation described in and
which executed the above instrument; that he/she knows the seal of said Corporation, that the seal affixed to such instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that she/he signed her/his name thereto by like order.




                                   Notary Public
My Commission Expires:




                         ACKNOWLEDGEMENT


STATE OF                      )
                              )
COUNTY OF                     )

     On this                 day of July, 1993, before me,
personally came                                          , known,
who, being by me duly sworn did depose and say that she/he resides at
that, she/he is                                  of
                                , the corporation described in and
which executed the above instrument; that he/she knows the seal of said Corporation, that the seal affixed to such instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that she/he signed her/his name thereto by like order.




                                   Notary Public
My Commission Expires:

                           SCHEDULE A

This Agreement demonstrates financial assurance for the following cost estimates(s) for the following uranium recovery facility(ies):

U. S . NUCLEAR
REGULATORY                                      COST ESTIMATES
COMMISSION        NAME OF       ADDRESS OF      DEMONSTRATED BY
LICENSE NUMBER    FACILITY      FACILITY        THIS AGREEMENT

SUA-1371          Shootaring    P. O. Box 2111  The cost estimate
of
                  Canyon        Ticaboo         $2,353,333 was last
                  Uranium       Lake Powell,    submitted for
approval
                  Processing    Utah 84533-2111 on March 11, 1993.
                  Facility

                           SCHEDULE B

The Fund is established initially as consisting of not less than $2,400,000 in direct obligations or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America.

                           SCHEDULE C


                         TRUSTEE'S FEES

(a) The Trustee shall receive a fee of Four Hundred Dollars ($400.00) per month, from and after the date of the Closing of the Stock Purchase Agreement dated as of June 30, 1993 as amended, payable monthly in advance, as compensation for the ordinary administrative services to be rendered hereunder, plus a fee of Thirty-five Dollars ($35.00) per investment transaction made by the Trustee hereunder, payable monthly in arrears. The fees shall be paid by disbursement from the NRC Surety Trust Account when due.

(b) In addition to the foregoing fees, the Trustee shall be reimbursed for all reasonable and necessary out-of-pocket direct expenses incurred by it in discharging its duties under this Agreement. Such expenses may include (but are not limited to) charges of outside attorneys and accountants, courier service, long-distance communications, and Federated Trust Fund investment advisory fees.